SECURITIES AND EXCHANGE COMMISSION

 WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (Date of earliest event reported): March 20, 2015

THINSPACE TECHNOLOGY, INC.

 (Exact name of registrant as specified in charter)

Delaware	000- 52524	43-2114545
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5535 S. Williamson Blvd, Unit 751

Port Orange, FL 32128

(Address of principal executive offices) (zip code)

 786-763-3830

(Registrant's telephone number)

____________________

(Former name and address, if changed since last report.)

Copies to:

Richard A. Friedman, Esq.

Jeff Cahlon, Esq.

Sichenzia Ross Friedman Ference LLP

61 Broadway, 32nd Floor

New York, New York 10006

Telephone: (212) 930-9700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of Company under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On March 20, 2015, Thinspace Technology, Inc. (the “Company”) entered into and closed a securities purchase agreement (the “LG SPA”) with LG Capital Funding, LLC (“LG Capital”), pursuant to which the Company issued and sold to LG Capital an 8% convertible redeemable note in the principal amount of $137,500 (the “LG Note”) for a purchase price of $131,250. The LG Note is convertible into the Company’s common stock at a conversion price equal to 70% of the average of the 5 lowest closing prices of the common stock for the twenty prior trading days including the day upon which a notice of conversion is received by the Company. Repayment of the LG Note is due one year from the date of issuance. The LG Note bears interest at the rate of 8% per year, payable in cash or common stock in the Company’s discretion, due at maturity. The Company may redeem the LG Note as follows: (i) if the redemption is within the first 90 days following the issuance date, then for an amount equal to 105% of the unpaid principal amount along with any interest that has accrued during that period, (ii) if the redemption is after the 91st day after issuance date, but before the 150th day after the issuance date, then for an amount equal to 110% of the unpaid principal amount along with any accrued interest, (iii) if the redemption is after the 150th day after the issuance date, but before the 180th day after the issuance date, then for an amount equal to 118% of the unpaid principal amount along with any accrued interest and (iv) after 180 days following the issuance date, for an amount equal to 125% of the unpaid principal amount along with any accrued interest.

On March 23, 2015, the Company entered into and closed a securities purchase agreement (the “Iconic SPA”) with Iconic Holdings, LLC (“Iconic”), pursuant to which the Company issued and sold to Iconic a convertible debenture in the principal amount of $50,000 (the “Iconic Debenture”) for a purchase price of $50,000. The Iconic Debenture is convertible into the Company’s common stock at a conversion price equal to 70% of the average of the five lowest trading prices for the common stock during the twenty trading day period ending on the last complete trading day prior to the conversion date. Repayment of the Iconic Debenture is due one year from the date of issuance. The Iconic Debenture accrues interest at the rate of 6% per year, due at maturity. The Company may prepay the Iconic Debenture, subject to a prepayment penalty of 20% if the Company makes a prepayment at any time 180 days after the issuance date.

On March 23, 2015, the Company entered into, and on March 25, 2015, the Company closed a securities purchase agreement (the “Black Mountain SPA”) with Black Mountain Equities, Inc. (“Black Mountain”), pursuant to which the Company issued and sold to Black Mountain a convertible note in the principal amount of $105,000 (the “Black Mountain Note”) for a purchase price of $100,000. The Black Mountain Note is convertible into the Company’s common stock at a conversion price equal to the lesser of (a) $0.17 or (b) 70% of the average of the three lowest closing bids occurring during the twenty consecutive trading days immediately preceding the applicable conversion date. Repayment of the Black Mountain Note is due two years from the date of issuance. The Black Mountain Note is subject to a one-time interest charge of 10%, applied upon issuance, due at maturity. The Company may prepay the Black Mountain Note, subject to a prepayment penalty of 20% if the Company makes a prepayment at any time 91 days after the issuance date.

In connection with the foregoing, the Company relied upon the exemption from registration provided by Section 4(a)(2) under the Securities Act of 1933, as amended, for transactions not involving a public offering.

The foregoing descriptions of the LG SPA, LG Note, Iconic SPA, Iconic Debenture, Black Mountain SPA and Black Mountain Note, do not purport to be complete and are qualified in their entirety by reference to the full text of the documents, which are filed as exhibits to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in response to Item 1.01 of this report is incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities.

The information provided in response to Item 1.01 of this report is incorporated by reference into this Item 3.02.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	LG SPA
10.2	LG Note
10.3	Iconic SPA
10.4	Iconic Debenture
10.5	Black Mountain SPA
10.6	Black Mountain Note

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THINSPACE TECHNOLOGY, INC.

Dated: March 26, 2015	By:	/s/ J. Christopher Bautista
Name: J. Christopher Bautista
Title: Chief Executive Officer